UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to Section 240.14a-12

CarParts.com, Inc.

(Name of Registrant as Specified In Its Charter)

Mehran Nia

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LOS ANGELES – SEPTEMBER 9, 2024

Mehran Nia, co-founder of CarParts.com, Inc., today released the following statement of his intent to nominate a slate of director candidates for election to the Board at the 2025 annual meeting. Exhibit 1 of this filing is a copy of the letter that Mr. Nia sent to the Board of Directors advising of his intent.

*      *      *

intention to nominate three board candidates

After stepping down from the board and management team in 2021 due to disagreements over the company's direction, Mehran Nia, the Company’s co-founder, has continued to privately express his concerns to both management and the board, but these concerns have gone unaddressed.

On April 15, 2024, Mr. Nia issued a press release and open letter to the Company’s board titled “CarParts.com Co-founder Advocates for Board Intervention to Halt Business Decline and Restore Profitability (PRTS).” In the letter, Mr. Nia outlined concerns over the loss of key talent responsible for developing critical platforms, the departure of subject matter experts familiar with catalog systems, the increased focus on the low-margin drop-ship business, internal mismanagement of the private label business, and the decline in website traffic. A copy of the press release and letter is attached as Exhibit 2.

Mr. Nia became alarmed after reviewing the company's second-quarter results for the period ending June 29, 2024, which revealed an 18% decline in revenue, a surge in net losses to $8.7 million compared to $0.7 million in the prior year's quarter, and a staggering 26% drop in the cash balance. Subsequently, on August 21, 2024, Mr. Nia sent another letter to the Board requesting an in-person meeting to outline his concerns. A copy of that letter is attached as Exhibit 3, and a press release announcing that request is attached as Exhibit 4 (“CarParts.com Co-Founder Requests In-Person Meeting with Board After Recent Earnings Report (Nasdaq:PRTS)” ).

The Board has not responded.

Although Mr. Nia has made concerted efforts over the past several months to engage constructively with the board in an attempt to stabilize the business, the Company’s board has regrettably declined to participate in a meaningful and sincere dialogue with Mr. Nia, despite numerous overtures.

This intransigence is especially alarming when considering the following key points:

1.	Revenue has shown a consistent decline, reflecting the company's inability to grow.
2.	Operating expenses consistently outstrip gross margins, exposing a financial trajectory that is undeniably unsustainable.
3.	The company burned through $12 million in a single quarter, with cash reserves plummeting by $45 million year over year. As the fourth quarter approaches, historically requiring substantial inventory build-up, the diminishing cash reserves cast serious doubt on the company’s ability to secure the necessary inventory, further jeopardizing its operational stability.

4.	Loss of key talent including a Chief Marketing Officer, a Chief Technology Officer, a Senior Vice President for Data, Catalog and Marketplaces, and many other employees.
5.	Significant decline in website traffic.
6.	The Company's total shareholder returns have been negative in recent years.

Without significant change, one may question if the Company will be a going concern within the next few years.

Given the Board's refusal to address the issues hindering CarParts.com, coupled with several months of silence from the Company, Mr. Nia feels compelled to move forward with a campaign in 2025 to replace three incumbent directors—Jay K. Greyson, Jim Barnes, and Ana Dutra—with himself and two highly qualified, independent candidates, as yet undetermined.

Mr. Nia’s letter advises the Board of his intent and requests distribution of the director questionnaires for his nominees. He believes that providing these documents as soon as possible is essential for ensuring a thorough and timely review process, enabling the Board to engage in meaningful interviews and evaluations well before any decisions are made.

To avoid the distracting and expensive contest, Mr. Nia will continue to attempt to work constructively with the Board to find a mutually agreeable solution. Proxy fights are resource-intensive, time-consuming, and costly, often requiring the engagement of expensive lawyers and proxy solicitors. It involves spending shareholders' money to prevent aligned shareholders with fresh perspectives from joining the Board, rather than welcoming their valuable insights into the boardroom.

Contact

Con Hitchcock

Hitchcock Law Firm PLLC

+1 202-489-4813

conh@hitchlaw.com

THIS IS A SOLICITATION PURSUANT TO RULE 14a-12 UNDER THE SECURITIES EXCHANGE ACT OF 1934. MEHRAN NIA, WHO MAY BE DEEMED A PARTICIPANT IN THIS SOLICITATION, HAS ADVISED THE COMPANY OF HIS INTENT TO NOMINATE HIMSELF AND UP TO TWO ADDITIONAL NOMINEES, AS YET UNDETERMINED, WHO ALSO MAY BE DEEMED PARTICIPANTS IN THIS SOLICITATION, FOR ELECTION TO THE BOARD OF DIRECTORS AT THE 2025 ANNUAL MEETING OF STOCKHOLDERS.

MR. NIA IS THE HOLDER OF 909,309 SHARES OF CARPARTS.COM COMMON STOCK. MR. NIA INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND FURNISH TO THE COMPANY’S STOCKHOLDERS A PROXY STATEMENT IN SUPPORT OF HIS NOMINATIONS UNLESS THE COMPANY CHOOSES TO NOMINATE THEM AS THE COMPANY'S NOMINEES. HIS PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION, AND INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. INVESTORS AND STOCKHOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MEHRAN NIA FILES WITH THE SEC THROUGH THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV AND FROM CON HITCHCOCK BY CALLING +1 202-489-4813 OR BY WRITING TO MR. HITCHCOCK AT HITCHCOCK LAW FIRM PLLC, 5614 CONNECTICUT AVENUE, NW, NO. 304, WASHINGTON, DC 20015. INFORMATION ABOUT THE DIRECT AND INDIRECT INTERESTS OF MEHRAN NIA AND ALL THE PARTICIPANTS WILL BE PROVIDED IN THE PRELMINARY AND DEFINITIVE PROXY STATEMENTS, ALONG WITH INFORMATION ABOUT THEIR QUALIFICATIONS AND ALL OTHER RELEVANT INFORMATION, ALL OF WHICH WILL BE AVAILABLE TO INVESTORS AT NO COST AT THE SOURCES CITED ABOVE.

EXHIBIT 1 (Mehran Nia letter to Board of Directors, September 9, 2024)

Dear Board of Directors of CarParts.com, Inc. (Nasdaq:PRTS),

●	David Meniane

●	Warren B. Phelps III

●	Henry Maier

●	Dr. Lisa Costa

●	Nanxi Liu

●	Jay K. Greyson

●	Jim Barnes

●	Ana Dutra

I am writing to follow up on my prior communications regarding the critical issues that threaten CarParts.com's sustainability. Several weeks ago I requested the opportunity for a face-to-face meeting with the Board of Directors to discuss steps that I believe are crucial for the Company’s long-term health and prosperity. I made this request after I have been privately warning the board when the stock was as high as $15 per share all the way down to current levels, which is now under a dollar.

I received no response to my request for a meeting. I am therefore writing to advise you of my intent to nominate myself and two other candidates, as yet undetermined, for election to the Board of Directors at the 2025 annual shareholder meeting.

The bylaws indicate that the time for submitting formal nominations is between January 23, 2025 to February 22, 2025, and I intend to submit the required documentation at that time. To assure that my filing is timely, I would ask that you send me the questionnaire that must be completed by all potential board members, so that the completed questionnaire may be included with the rest of the nomination package.

Sincerely,

Mehran Nia

Co-Founder and Former CEO, CarParts.com, Inc. (Nasdaq:PRTS)

cc: Corporate Secretary

EXHIBIT 2 (Mehran Nia letter to Board of Directors, April 15, 2024)

CarParts.com Co-founder Advocates for Board Intervention to Halt Business Decline and Restore Profitability (PRTS)

Monday, 15 April 2024 04:40 PM

LOS ANGELES, CA / ACCESSWIRE / April 15, 2024 / Dear Board of Directors of CarParts.com,

As the co-founder and former CEO of CarParts.com, Inc. (PRTS), it is my responsibility to shed light on the alarming state of our business in order to take corrective actions before further damage is done. I am writing this letter in good faith and in hopes that the board can grasp the magnitude of our current debacle. Our plummeting share price is just the tip of the iceberg. The real crisis lies beneath: shrinking margins, spiraling costs, and a talent exodus that speaks volumes of the internal decay.

After my tenure as co-founder and CEO, I have had to return to the company in various capacities to rescue the business. Most recently, I rejoined the board in 2018 to help the company restructure and put a new management team in place to assist with the turn around. As a result, I joined the new management team in 2019.

We successfully implemented a turnaround strategy from 2019-2021 that resulted in significant returns for shareholders. The strength of CarParts.com lies in the health of its private label business. This is the foundation the company was built upon.

As you recall, there are several critical areas of the business we previously addressed and corrected from 2019 to 2021. Each of these areas is now in free fall. I left the board and management team in 2021 because I no longer believed in the direction the company was headed. Since leaving, I have continued to share my concerns privately to both the management and to the board, but to no avail. The company's formula for success has gone off course and it appears that management is desperately seeking solutions after stubbornly refusing to adhere to my advice. As a result, our 2019 to 2021 turnaround wins have been squandered.

Talent Exodus

Our LinkedIn feed has turned into a daily exit log of talent, many instrumental in the 2019 turnaround. The management's so-called "incredible culture" seems to be a farce in light of this exodus of talent. Those bold enough to challenge the status quo are systematically expelled, eroding our core strengths. I do not believe that the current leadership is capable of attracting the talent this business has lost. Without these critical experts, every aspect of the organization is at risk, and our quarterly results are showing the effects.

The lack of prior C-Level experience in the automotive e-commerce industry is a contributing factor to the current challenges. Two years in, their failure is not just apparent, but rather absolute and irrefutable.

Shift to Low Margin Drop Ship

The current situation we find ourselves in is all too familiar, evidenced by a transition to a low-margin, branded dropship strategy that is depleting our cash reserves, eroding our market position, and merely implemented to mask the collapse of the private label business as indicated on the Q4 2023 earnings call. This strategy shift, showing a lack of financial oversight and a disconnect from our historical strengths, indicates the current leadership's fundamental misunderstanding of our business model. Gross margins that were improved are now dreadfully heading below their starting points with management recently guiding to a 30-32% gross margin.

Despite claiming to abandon a 'growth at all costs' strategy, management's actions reveal a contrary reality, using low margin branded business to prop up growth, a strategy we fought so hard to rid from the business in 2019!

In a November 2022 LinkedIn post, Mr. Meniane stated, "the company does not subscribe to the "growth at all costs" mantra that became popular among e-commerce companies in recent years. In the present environment, he anticipates the "laser-focus on positive unit economics to be rewarded by the market."

I wish this narrative was true and we would not be in this situation today. In fact, on the recent earnings call, Mr. Meniane doubled down on the low margin drop ship business and stated that he feels it is the right approach. Unfortunately, even if the management wants to fix the private label business, it would be extremely challenging after losing our most experienced subject matter experts.

I am also interested in understanding the company's definition of "financial discipline" in light of the Q4 2023 income statement. While leadership has emphasized profitability in all transactions, the financials seem to suggest otherwise. Our ongoing narrative of 'price deflation' has led to skepticism among our industry peers. While we point to weakening consumer demand, our competitors celebrate a thriving automotive aftermarket, showcasing a stark contrast in market outlook.

Private Label Business

Our private label business, a vital source of high-margin revenue, is on the decline. This decline is not due to external macroeconomic conditions, as suggested on the earnings call, but in my opinion, the result of internal mismanagement of the private label business. It is evident that management is at a loss about what to fix, hence their focus on unfruitful, random projects as indicated on the earnings call and company announcements. Given the complexity of our business, our survival hinges on solutions crafted from automotive expertise and institutional knowledge.

Technology

During the 2019-2021 turnaround, substantial investments were made to improve the performance and user experience ofCarParts.com, particularly through enhancements to the progressive web app, which played a key role in getting the business back to growth. However, during the Q4 2023 earnings call, Mr. Meniane stated "during 2023, we prioritized our resources to focus on removing some roadblocks in our tech stack, which prevented us from completing the rollout of some of the new capabilities we have slated for the year, but we expect to start accelerating progress this year." This issue serves as a critical warning sign. I previously cautioned the board and management team about the potential consequences of losing key talent responsible for developing these platforms. CarParts.com has shifted from being a technology-first company to one struggling with execution of technology initiatives.

Proprietary Catalog Data & Platform

Since its inception in 1995, CarParts.com has dedicated over two million man-hours to developing a sophisticated e-commerce catalog for its private label business. However, the catalog's quality and accuracy are now at risk due to a strategic shift towards the low margin drop-ship model, compounded by the loss of key subject matter experts who deeply understood our catalog systems.

The ability of the current management to maintain, enhance and/or replace these proprietary systems has been significantly weakened by the departure of these critical experts, driven away by a toxic work environment. As mentioned, recent earnings calls have brought to light roadblocks and delays in our technology stack, illustrating the problematic execution of technology projects. These issues have escalated operational risks and are now critically endangering the reliability and quality of our catalog data, threatening the viability of our high-margin private label business.

Site Consolidation

In 2020, we successfully completed the consolidation of 17 websites into CarParts.com, significantly boosting our traffic and streamlining our web presence. This strategic move led to a remarkable increase in traffic, with CarParts.com receiving over100 million annual visits. However, in a baffling act of self-sabotage, we have reversed this consolidation by removing there direct from JCWhitney.com to CarParts.com. This has turned JCWhitney.com into merely a brochure site, causing us to lose traffic and authority that was previously directed to our main revenue engine, CarParts.com. Additionally, management has been focused on large-scale, failing technology initiatives like "Get It Installed/DIFM" overlooking the proven strategies that have successfully driven traffic and conversion rates in the past. This misdirection is severely detrimental to our business.

According to Similarweb, in March 2024, visitors to CarParts.com declined by nearly 14 percent year over year while a good majority of our direct competitors are increasing year over year in visitors. This suggests either worsening site performance and/or a decline in organic revenue - both of which are reasons for concern.

Leadership Concerns

I have expressed serious concerns regarding the current leadership, particularly noting lack of e-commerce and automotive expertise. Two years into this leadership after being handed a winning strategy, the outcome has been very disappointing, with over 75% of shareholder value having evaporated since then.

Leadership is skilled at delivering the right words with conviction, yet their actions often reflect a different story. Interestingly, this kind of discrepancy is thoroughly explored in a book by our esteemed board member, Ana Dutra, titled "Lessons In Leadership: Detoxing the Workplace" (2016). The book provides an in-depth look at the characteristics of toxic leadership within organizations.

My willingness to return to CarParts.com hinges on the current state of the business, particularly our cash reserves. These resources are crucial for implementing the turnaround plan and restoring the private label business.

I am confident that with a swift and decisive approach, we can reverse the negative trends. However, if the company's situation deteriorates significantly, especially impacting our financial flexibility, it may limit the effectiveness of any turnaround efforts.

I am available to discuss my proposed solutions in more detail and share my vision for the company's future.

As I conclude, my thoughts turn to the more than 1,500 dedicated employees of CarParts.com. Your commitment and enthusiasm are what make this company great. Since founding this company in 1995, we have always valued each member of our team. Despite the challenges we've faced, your hard work has carried us through and will continue to be the key to our success. Thank you for everything; your spirit and resilience are our greatest assets.

Sincerely,

Mehran Nia Co-Founder and Former CEO, CarParts.com, Inc. (PRTS)https://www.linkedin.com/in/mehran-nia/Contact: niamehran@gmail.com, (310) 704-9111

SOURCE: Mehran Nia

EXHIBIT 3 (Mehran Nia letter to Board of Directors, August 21, 2024)

Dear Members of the Board,

●	David Meniane

●	Warren B. Phelps III

●	Henry Maier

●	Dr. Lisa Costa

●	Nanxi Liu

●	Jay K. Greyson

●	Jim Barnes

●	Ana Dutra

Shareholders, and Employees of CarParts.com Inc. (Nasdaq:PRTS),

This letter follows up on my previous communications about the critical issues threatening CarParts.com's sustainability. It is intended to shed further light on the ongoing challenges that jeopardize the company's financial and operational health, emphasizing the necessity for decisive, urgent action.

This communication reasserts the board's fiduciary duty to prioritize shareholders' interests over the interests of failing management. This management has destroyed shareholder value. I have repeatedly warned the board privately when the stock was as high as $15 per share all the way down to current levels. It is now under a dollar. If no action is taken, in my opinion bankruptcy is inevitable within the next couple of years at the current trajectory.

Directors must remember that failure to act in the best interests of shareholders can lead to personal liability, as seen in the WorldCom case. This is not merely a theoretical risk; it becomes a reality when directors fail to address clear signs of financial and operational decline. The board must act decisively now to avoid the severe consequences that have befallen other companies in similar situations.

Institutional investors, even those whose mandates typically avoid activism, must also recognize that this is an exceptional situation. Their duty to their own investors compels them to ask hard questions and demand accountability from the company's leadership

Financial Discipline and Cash Burn

I delayed this letter until after the release of the latest financial results, hoping for signs of recovery.

Regrettably, they are nothing short of alarming. Management continues to tout fiscal discipline, yet the numbers tell a different story—a story of unchecked cash burn and financial mismanagement. In the latest quarter, cash reserves have plummeted to levels that should concern every stakeholder. The company burned through $12 million in a single quarter, and cash reserves have dropped by $45 million year over year. With operating expenses consistently outstripping gross margins (33.5% margins versus nearly 40% in expenses), it is clear that the current trajectory is unsustainable. The company is hurtling towards a liquidity crisis, yet management appears oblivious to the urgency of the situation.

As we approach the fourth quarter, which historically requires significant inventory build-up, the cash needed to secure this inventory is dwindling. How does management plan to navigate this critical period? With inventory levels down year over year, where exactly is the cash going? The disconnect between the claimed improvements and the stark financial reality is confusing and unacceptable.

Furthermore, management's guidance for $600 million in sales is entirely divorced from the current trajectory. Year-to-date sales are down 11.9%, with the latest quarter alone showing an 18% decline. The idea that this trend will reverse in the second half of the year is not just unrealistic—it’s delusional. Where is the evidence that the situation is improving? If Q3 and Q4 are historically weaker quarters, what credible plan exists to avoid restating guidance?

Inability to Execute

The Do-It-For-Me (DIFM) initiative was once hailed as a transformative game-changer. Yet, more than two years later, it has delivered nothing but empty promises. This initiative has been quietly shelved without explanation, despite its touted potential. The latest earnings call didn’t even mention its status. This is symptomatic of a broader issue—management's inability to execute on its own strategies.

There is a glaring disconnect between the responsibility management claims to uphold and the accountability they continue to evade for failures, delays, and poor decision-making within their control.

A Pattern of Exaggeration and Omission

The management team has developed a troubling pattern of exaggerating successes while omitting or downplaying failures. Take the launch of the mobile app, which was positioned as a major strategic development. We were told that it would drive down marketing costs and boost e-commerce revenue. Yet, where is the evidence of this success? There is no functional difference between the mobile app and the traditional website. Management boasts of 250,000 non-paid organic downloads, but what does this really mean? Are these downloads truly organic, or is this just another case of smoke and mirrors?

More importantly, if the app is truly a success, why are overall sales down 18%? Where is the detailed analysis of how the app is contributing to the bottom line? Is it merely shifting existing customers from the mobile website to the app without adding new revenue? This kind of superficial marketing spin only deepens the distrust between management and shareholders.

The podcast, promoted as a key community tool, used paid views to feign success. This can easily be seen from their YouTube channel.

The recent brand campaign is another example. Described as the company’s "first ever comprehensive campaign," it is supposed to be a game-changer. But what makes this campaign any different from those launched previously? Where is the evidence that it is attracting the more profitable customers management claims to be targeting? So far, there is none. Instead, we see a company struggling in its attempts to redefine itself while its core business erodes.

Russell Index Ejection and Stock Price Collapse

The ejection of CarParts.com from the Russell Index at the end of Q2 is perhaps the most glaring indictment of management's failure. This company was once celebrated for its inclusion in the Russell Index, a milestone that brought significant investor interest and validation. Now, the company has been removed, directly due to the implosion of the stock's market value. This is not just a setback—it is a disaster.

Management has remained silent on these monumental failures, preferring instead to bury bad news rather than take accountability.

Legal and Compliance Failures

Most shockingly, the company has utterly failed to uphold its own stated standards of quality and compliance. Despite repeated assurances that all products sold by CarParts.com are DOT certified, it has now come to light that the company itself has been selling non-DOT approved, inferior quality lights. These products were quietly listed on the company’s eBay store, possibly in an attempt to avoid scrutiny. Evidence of these eBay listings lives on with these “MH” branded products.

The hypocrisy is staggering—while publicly blaming competitors for selling unsafe, non-DOT approved products, CarParts.com was engaged in the very same practice. This is not merely a breach of trust—this could expose the company to significant liabilities.

Those responsible for these unacceptable actions, which directly contradict the company’s commitment to being a trusted and recognizable brand, must be held accountable and terminated with cause immediately.

Adoption of Poison Pill: A Brazen Power Grab at Shareholders' Expense

I have requested a waiver to purchase more than 4.99% of the company’s stock to demonstrate my commitment to CarParts.com, but the Board denied it, not to protect tax attributes, but to prevent any challenge to the current management. This move clearly prioritizes their own positions over shareholder value, a direct violation of their fiduciary duties.

By blocking my ability to invest and potentially raise the share price, the Board is keeping the company in a state of decline, sending a strong message that CarParts.com is closed off to those who seek accountability and change. This strategy is not only unjustifiable but actively harmful to the company and its shareholders. The Board must start fulfilling its true purpose: to protect shareholder interests and allow the company to recover. If they continue to fail in these duties, they must be held accountable for their reckless and self-serving actions.

Commitment to Invest and Drive Change

In light of the company's critical financial situation, I am reaffirming my proposal to purchase a 15-20% stake in CarParts.com, similar to my actions in 2013 when the company was facing a similar crisis. This substantial injection of capital is not just an investment—it's a lifeline to stabilize the balance sheet and restore confidence in the company's future.

While some may view this move as potentially dilutive, it is a necessary measure to protect and preserve any remaining shareholder value. My intention is to align my interests directly with those of all shareholders—I seek no special treatment, no warrants, no preferred shares. My commitment is straightforward and transparent: I am fully vested in the success of CarParts.com.

Along with this investment, I will introduce a new management team with a proven history of successfully turning around struggling companies. The current leadership has been given ample time and opportunity to correct course, yet they have consistently failed to deliver. It is clear that fresh, capable leadership is essential to navigating the challenges ahead and driving the company toward sustainable growth.

Conclusion

The livelihoods of CarParts.com’s hardworking employees, who have devoted so much to this company, are now at serious risk. These employees—who have poured their time, energy, and passion into building CarParts.com—deserve far better than to see their efforts undone by ineffective leadership. I refuse to stand idly by while their futures—and the company’s proud legacy—are jeopardized.

My commitment to CarParts.com runs deep; I am passionate about the company’s well-being and the well-being of every individual who contributes to its success. These employees have been the backbone of CarParts.com, and it is their dedication that inspires my determination to secure a stable and prosperous future for the company.

CarParts.com is at a crossroads, and the board must act decisively to steer the company back on course. As a former CEO and co-founder, I have not only built this company but have also returned to help rescue it from the brink on multiple occasions. I am fully prepared to be part of the solution once more, but meaningful change will only come if the board is willing to make the difficult decisions that the current situation demands.

The time for half-measures and empty promises is over. The employees and shareholders of CarParts.com deserve a company that is run with integrity, transparency, and a genuine commitment to sustainable growth. The choice before you is stark: continue down the current path towards irrelevance and failure, or take bold, decisive action to reclaim this company’s future. I stand ready to lead this turnaround—will you join me in saving CarParts.com?

Sincerely,

Mehran Nia

Co-Founder and Former CEO, CarParts.com, Inc. (Nasdaq:PRTS)

EXHIBIT 4 (Mehran Nia press release, August 21, 2024)

CarParts.com Co-Founder Requests In-Person Meeting with Board After Recent Earnings Report (Nasdaq:PRTS)

News Provided By

Mehran Nia | Co-Founder | CarParts.com

August 21, 2024, 12:00 GMT

LOS ANGELES, CA, UNITED STATES, August 21, 2024 /EINPresswire.com/ -- Con Hitchcock, attorney representing Mehran Nia, released the following statement on behalf of Mr. Nia:

"Since co-founding CarParts.com (Nasdaq:PRTS), I have created hundreds of millions of dollars in shareholder wealth. A few weeks ago, the second quarter earnings of CarParts.com were released. Many long-term, loyal, and patient shareholders of CarParts.com are concerned over that earnings report. In the interest of turning around the Company, I hereby request an in-person meeting with the entire Board. I believe that open dialogue and direct communication are essential to addressing these concerns effectively. Should an in-person meeting not be possible, I am prepared to share my turnaround plans publicly to ensure that all stakeholders are fully informed and engaged in the process."

Mr. Nia further stated: "In the interest of avoiding confusion, I ask that if a shareholder wants to discuss the situation, the shareholder not call me but instead call my attorney, Con Hitchcock, at (202) 489-4813."

Con Hitchcock
Hitchcock Law Firm PLLC
+1 202-489-4813
conh@hitchlaw.com

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